Exhibit 10.1

VOTING AND NON-REDEMPTION AGREEMENT

This VOTING AND NON-REDEMPTION AGREEMENT (this “Agreement”) is entered into as of [•], 2023 by and between Seaport Calibre Materials Acquisition Corp., a Delaware corporation (“SPAC”), and the undersigned shareholder of SPAC (“Shareholder”), and with respect to Section 7 and 8. SPAC and Shareholder are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Class A common stock, par value $0.0001 per share (“Common Stock”), of SPAC and has agreed to subject the number of Common Stock set forth on the signature page hereto to the terms of this Agreement (such shares being referred to herein as the “Securities”);

WHEREAS, SPAC desires to extend the date by which SPAC has to complete an initial business combination from February 1, 2023 to August 1, 2023 (the “Extension”);

WHEREAS, SPAC has filed with the Securities and Exchange Commission a proxy statement to solicit proxies for a special meeting to be held in February 2023 to approve the Extension (the “Approval”);

WHEREAS, the amended and restated certificate of incorporation (the “Charter”) of SPAC provides Shareholder with certain rights to redeem its shares of Common Stock in connection with the Approval (the “Redemption Rights”);

WHEREAS, in order to support the approval of the Extension, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.               Agreement not to Redeem. Shareholder irrevocably and unconditionally hereby (a) agrees that Shareholder shall not exercise Redemption Rights and will not elect to redeem or otherwise tender or submit for redemption any of its Securities pursuant to or in connection with the Approval, and (b) waives, the Redemption Rights in connection with the Approval; provided, however, if the number of shares of Common Stock of SPAC continuing to be held by Shareholder pursuant to the terms of this Agreement would cause Shareholder (together with any of its affiliates (as such term is defined in Rule 13d-5 under the Exchange Act of 1934, as amended (the “Exchange Act”)) to beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) more than 9.99% of Common Stock outstanding after giving effect to all redemptions of shares of Common Stock in connection with the Extension, SPAC shall use commercially reasonable efforts to assist Shareholder such that Shareholder will beneficially own 9.99% or less of the shares of Common Stock outstanding after giving effect to all redemptions of shares of Common Stock in connection with the approval of the Extension.

2.               Agreement to Vote. From and after the date hereof until the Termination Date (as defined below), Shareholder (in such capacity and not in any other capacity) irrevocably and unconditionally hereby agrees that, at any meeting (whether annual or special and each adjourned or postponed meeting) of SPAC’s shareholders, however called, or in connection with any other written consent of SPAC’s shareholders, Shareholder will (x) appear at such meeting or otherwise cause all of the Securities to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities (and the shares of Common Stock owned by its Affiliates):

(a)             in favor of the Approval (and, in the event that the Approval is presented as more than one proposal, in favor of each proposal that is part of the Approval);

(b)             for any proposal to adjourn or postpone the applicable shareholder meeting to a later date proposed by SPAC for purposes of obtaining the Approval;

(c)             against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, frustrate, prevent, interfere with, delay, postpone, discourage or adversely affect the Extension or this Agreement or the performance by Shareholder of its obligations under this Agreement;

(d)             against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Shareholder contained in this Agreement; and

(e)             in favor of any other matter necessary or desirable to the consummation of the Extension.

3.               No Transfers. Until the earlier of (a) the termination of the SPAC in accordance with its Charter if the Approval is not obtained and (b) February 1, 2023 (the earliest such date under clause (a) and (b) being referred to herein as the “Termination Date”), Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act (collectively, “Transfer”), with respect to any Securities owned by Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Securities owned by Shareholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned, or delayed) provided that, as a precondition to any such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of Shareholder under, and be bound by all of the terms of, this Agreement.

4.               Representations and Warranties. Shareholder represents and warrants to SPAC as follows:

(a)             Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Shareholder’s powers and have been duly authorized by all necessary actions on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder and, assuming due authorization, execution and delivery by the other Party, this Agreement constitutes a legally valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)             Shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Securities, and there exist no liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act of 1933, as amended)) affecting any such Securities.

(c)             The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Shareholder, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon Shareholder or the Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Shareholder of its obligations under this Agreement.

(d)             There are no actions pending against Shareholder or, to Shareholder’s knowledge, threatened against Shareholder, before (or, in the case of threatened actions, that would be before) any arbitrator or any governmental authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Shareholder of its obligations under this Agreement.

5.               Further Assurances. From time to time, at SPAC’s reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions reasonably necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s affiliates, or any of their respective successors and assigns which action or claim relates solely to challenging the transactions contemplated by this Agreement; provided Sponsors have complied with and is in compliance with the Side Letter executed in connection with this Agreement (the “Side Letter”), pursuant to which Sponsors have agreed to transfer certain of its shares of Class B common stock (“Founder Shares”) of SPAC to Shareholder.

6.               Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 6 shall be null and void, ab initio.

7.               Enforcement. The Parties and Sponsors agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties or Sponsors do not perform their obligations under the provisions of this Agreement and Side Letter in accordance with their respective specified terms or otherwise breach any of such provisions. Each of the Parties and Sponsors acknowledge and agree that (a) each of the Parties and Sponsors shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and the Side Letter and to enforce specifically the terms and provisions hereof and thereof, including Shareholder’s obligations to vote its Securities as provided in this Agreement, and Sponsors’ obligations to transfer the Founder Shares as provided in the Side Letter, without proof of damages, prior to the valid termination of this Agreement or the Side Letter, as applicable, this being in addition to any other remedy to which they are entitled under this Agreement or the Side Letter, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and Side Letter and without that right, none of the Parties would have entered into this Agreement. Each Party and Sponsors agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party or Sponsors have an adequate remedy at applicable law or that an award of specific performance is not an appropriate remedy for any reason at applicable law or equity. The Parties and Sponsors acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or Side Letter and to enforce specifically the terms and provisions of this Agreement or Side Letter in accordance with this Section 7 shall not be required to provide any bond or other security in connection with any such injunction.

8.               Most Favored Nation. In the event the Sponsors or SPAC enters one or more other non-redemption and/or side letter agreements before or after the execution of this Agreement, the Sponsors and SPAC each represent that the terms of such other agreements taken together will not be materially more favorable to such other investors thereunder than the terms of this Agreement and the Side Letter are in respect of Shareholder. In the event that another third party is afforded any such more favorable terms than Shareholder, the SPAC and Sponsors shall promptly inform Shareholder of such more favorable terms in writing, and Shareholder shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement and the Side Letter to affect the same.

9.               Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SPAC:
SEAPORT CALIBRE MATERIALS ACQUISITION CORP.

By:
Name:	Jim Tumulty
Title:	Chief Executive Officer

SHAREHOLDER:
[•]

By:
Name:
Title:

Number of Securities: [•]

SPONSOR (with respect to Section 7 and Section 8):

By:
Name:
Title:

SPONSOR (with respect to Section 7 and Section 8):

By:
Name:
Title: